UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2023

Clean Vision Corporation

(Exact name of registrant as specified in its charter)

Nevada	024-11501	85-1449444
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2711 N. Sepulveda Blvd. Suite 1051

Manhattan Beach, CA 90266

(Address of Principal Executive Offices) (Zip Code)

(424) 835-1845

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Item 1.01. Entry into a Material Definitive Agreement.

On February 17, 2023, Clean Vision Corporation (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with an accredited investor (the “Investor”), pursuant to which the Investor purchased a senior convertible promissory note (the “Note”) in the original principal amount of $2,500,000 and a warrant to purchase 29,434,850 shares of the Company’s common stock (the “Warrant”). Pursuant to the terms of the Purchase Agreement, the Company and the Investor provided customary representations and warranties to each other. The transactions contemplated under the Purchase Agreement closed on February 21, 2023.

Convertible Promissory Note

The maturity date of the Note is February 21, 2024 (the “Maturity Date”). The Note bears interest at a rate of 5% per annum. The Note carries an original issue discount of 2%. The Company may not prepay any portion of the outstanding principal amount, accrued and unpaid interest or accrued and unpaid late charges on principal and interest, if any, except as specifically permitted by the terms of the Note.

At any time, the Company shall have the right to redeem all, but not less than all, of the conversion amount then remaining under the Note (the “Company Optional Redemption Amount”) on the Company Optional Redemption Date (a “Company Optional Redemption”). The portion of this Note subject to redemption shall be redeemed by the Company in cash at a price equal to the greater of (i) 120% of the Conversion Amount being redeemed as of the Company Optional Redemption Date and (ii) the product of (1) the Conversion Rate with respect to the Conversion Amount being redeemed as of the Company Optional Redemption Date multiplied by (2) the greatest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date immediately preceding such Company Optional Redemption Notice Date and ending on the Trading Day immediately prior to the date the Company makes the entire payment required. The Company may exercise its right to require redemption under the Note by delivering a written notice thereof by electronic mail and overnight courier to all, but not less than all, of the holders of Notes (the “Company Optional Redemption Notice”).

The Note set forth certain standard events of default (such event, an “Event of Default”), which, upon such Event of Default, requires the Company within one (1) Business Day to deliver written notice thereof via electronic mail and overnight courier to the Holder (an “Event of Default Notice”). At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem (regardless of whether such Event of Default has been cured) all or any portion of the Note by delivering written notice thereof.

Warrant

The Warrant is exercisable for shares of the Company’s common stock (the “Warrant Shares”) at a price of $0.845 per share (the “Exercise Price”) and expires five years from the date of issuance. The Exercise Price is subject to customary adjustments for stock dividends, stock splits, recapitalizations and the like.

RRA

The Company has also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) to file with the Securities and Exchange Commission (the “SEC”) a Registration Statement covering the resale of all of the registrable securities under the Registration Rights Agreement.

All capitalized terms not defined herein shall have their respective meanings as set forth in the Purchase Agreement, Note, Warrant and RRA. The foregoing descriptions of the Note, Warrant, RRA and Purchase Agreement do not purport to be complete and each is qualified in its entirety by reference to the full text of the Note, Warrant, RRA and Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAN VISION CORPORATION

Date: February 23, 2023	By:	/s/ Daniel Bates
	Name:	Daniel Bates
	Title:	Chief Executive Officer